Exhibit 10.9
May 29, 2020

PERSONAL AND CONFIDENTIAL

Julia Wang
114 Tennyson Drive
Short Hills, NJ 07078

Dear Julia:

This letter shall confirm the terms and conditions of your at-will employment with BeiGene USA, Inc. ("BeiGene" or the "Company"), a subsidiary of BeiGene, Ltd. We are excited about you joining our team and look forward to the addition of your professionalism and experience to help the Company achieve its goals. Your full-time start date of employment with the Company shall be on June 8, 2020, or as mutually agreed by the Company and you.

Position. You shall be employed in the position of Senior Vice President, Enterprise Optimization and Deputy Chief Financial Officer, reporting to Howard Liang, Chief Financial Officer and Chief Strategy Officer. In this position, you shall be expected to perform those duties typically associated with this position as well as other duties and responsibilities that the Company or its affiliates may request from time to time. As a full-time employee, you understand and agree that you shall devote your full business time, attention, skill, and best efforts to the performance of your duties and responsibilities. You further agree that, unless you obtain the Company's prior written consent, you shall not engage in any other business or occupation during the period of your employment with the Company.

Cash Compensation. You will be paid an initial annual salary of $425,000 (your "Base Salary") (semi-monthly salary $17,708.33), which will be paid in accordance with the Company's normal payroll practices as established or modified from time to time.

Target Annual Incentive Bonus. In addition to your Base Salary, you will be eligible to receive an annual performance bonus of up to 40% of your Base Salary. The achievement and amount of the bonus is determined by the Company in its sole discretion and is based on, among other things, Company and individual performance. Because the retention of our valuable employees is an important part of our bonus program, you shall only be eligible to receive a bonus if you are employed by the Company on the date on which the Company issues bonus payments to its employees.

Sign-on Bonus. In addition, as an incentive for you to join the Company and remain continuously employed by the Company, the Company shall pay you a one-time cash bonus of $50,000. This bonus shall be paid within thirty days following your start date, but it is subject to repayment by you in the event that you resign from employment within the two-year period following the start date. Specifically, if you resign on or before the first anniversary of your start date, you agree to repay 90% of the bonus. If you resign after the first anniversary but on or before the second anniversary of your start date, you agree to repay 50% of the bonus. If you fail to repay the amount in full on or before the date of your resignation, you hereby authorize the Company to deduct the amount owed from any payments otherwise owed to you by the Company at the time of your separation from employment, to the fullest extent permitted by applicable law.

Equity Compensation. Subject to approval of the Board of Directors of BeiGene, Ltd. or its designee, you shall be granted equity awards with an initial value of $1,600,000 on the date of grant, consisting of 50% restricted share units ("RSUs") and 50% share options ("Options" and together with the RSUs, the "Equity Awards"). Grants are generally made on the last business day of the month in which you commence employment, except that Options may need to be granted at a later date in order to comply with stock exchange rules. The number of RSUs awarded will be 50% of the grant value divided by the fair market value per share of the Company's shares on the date of grant, and the number of Options will be 50% of the grant value divided by the per share option value on the date of grant in accordance with BeiGene' s standard option valuation practices. The Options will have an exercise price equal to the greater of (i) the closing price per share of the Company's shares on the NASDAQ Stock Market on the date of grant and (ii) the average closing price of the Company's shares on the NASDAQ Stock Market over the five trading days prior to the date of grant. The Equity Awards shall be governed by, and subject to the terms and conditions of, BeiGene's equity incentive plan and standard form of grant agreements to be entered between you and the Company. In addition, the shares subject to the Equity Awards shall vest over four years, with 25% of the shares vesting on the first anniversary of the last day of the month in which you start your employment, and (i) the remaining shares subject to the RSUs vesting in three equal annual installments measured from the initial vesting date and (ii) the remaining shares subject to the Options vesting in 36 equal successive monthly installments upon your completion of

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each month of service over the threeyear period measured from the initial vesting date, in each case subject to your being employed with the Company or another BeiGene subsidiary on each such date.

Severance Terms.

(a)Generally. If your employment with the Company is terminated for any reason, the Company shall pay or provide to you (or to your authorized representative or estate) the following sums up to and through the date of termination on or before the time required by law, but in no event more than 30 days after the date your employment terminates: (i) any earned but unpaid Base Salary; (ii) unpaid expense reimbursements; (iii) accrued but unused vacation, payable in accordance with applicable Company policy; (iv) any earned, but unpaid, annual bonus with respect to the fiscal year immediately preceding the year in which your employment is terminated; and (v) any vested benefits you may have under any employee benefit plan of the Company through the date of termination (collectively, the "Accrued Benefits").

(b)Severance Upon Termination by the Company Without Cause or by You for Good Reason. The Company may terminate your employment at any time without Cause, effective upon your receipt of written notice of such termination. If your employment is terminated by the Company without Cause (as defined below), or by you for Good Reason (as defined below), then the Company shall pay you the Accrued Benefits and, subject to your execution of a general release of claims in favor of the Company in a form and manner satisfactory to the Company (the "Release") within the 21-day period following the date of your termination and the expiration of the seven-day revocation period for the Release, the following:

(i)an amount equal to twelve (12) months of your Base Salary in effect as of the date of termination, paid out in substantially equal installments in accordance with the Company's payroll practice over six months (the "Severance Period"), beginning on the first payroll date that occurs 30 days after your date of termination. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), each installment payment is considered a separate payment;

(ii)to the extent you elect to continue your group health and dental benefits under COBRA, the Company shall pay the employer portion of monthly premium on your behalf for a twelve (12) month period immediately following the date of termination; provided, that the payments pursuant to this clause shall cease in the event that you become eligible to receive any comparable health and dental benefits with a subsequent employer, including through a spouse's employer, during the Severance Period; and

(iii)with respect to the vesting of the shares subject to your initial Equity Awards only (and not any subsequent option grant, restricted stock unit or other award), your employment shall be deemed to have terminated twelve (12) months after the date of termination of your employment, and the period of time in which you may exercise such vested shares shall be increased to six (6) months following the date of termination; provided, however, that if such termination without Cause or for Good Reason occurs during the 12 month period immediately following a Change in Control, then all unvested shares subject to your initial Equity Awards and any subsequent option grant, restricted stock unit or other award shall be deemed fully vested and exercisable as of the date of termination, and the period of time in which you may exercise such vested option shares shall be increased to six (6) months following the date of termination.

(c)Please note that the payments and benefits described above are not available in the event that your employment is terminated by the Company for Cause or by reason of your death or disability, or in the event that you resign from employment without Good Reason. In addition, the payments and benefits described above shall terminate immediately, and the Company shall have no further obligations to you, in the event that you breach any provision of this Letter Agreement, the Confidentiality Agreement or the Release.

Definitions.

(a)"Cause" shall mean (i) any willful or intentional act of Employee that has, or could reasonably be expected to have, the effect of injuring the business of the Company or any member of the Company Group in any material respect, (ii) Employee's conviction of, or plea of guilty or no contest to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, an adverse impact on the performance of Employee's duties to the Company or any other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or any other member of the Company Group, (iii) the commission by Employee of an act of fraud or embezzlement against the Company or any member of the Company Group, (iv) Employee's failure (except where due to a disability), neglect, or

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refusal to perform in any material respect Employee's material duties and responsibilities or to follow any reasonable, written directive of the Chief Executive Officer or the Board, (v) any material violation by Employee of a material policy of the Company or BeiGene, Ltd., including but not limited to those relating to sexual harassment or business conduct, and those otherwise set forth in the manuals or statements of policy of the Company or BeiGene, Ltd., or (vi) Employee's breach of a material provision of this Agreement or the Confidentiality Agreement.

(b)"Change in Control" means (1) a sale of all or substantially all of the assets of BeiGene, Ltd., or (2) any merger, consolidation or other business combination transaction of BeiGene, Ltd. with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the BeiGene, Ltd. outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of BeiGene, Ltd. (or the surviving entity) outstanding immediately after such transaction , or (3) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of BeiGene, Ltd. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur (A) on account of the acquisition of shares of voting capital stock by any institutional investor or any affiliate thereof or any other person, or persons acting as a group, that acquires the shares of voting capital stock of BeiGene, Ltd. in a transaction or series of related transactions that are primarily a private financing transaction for BeiGene, Ltd. or (B) solely because the level of ownership held by any institutional investor or any affiliate thereof or any other person, or persons acting as a group (the "Subject Person"), exceeds the designated percentage threshold of the outstanding shares of voting capital stock as a result of a repurchase or other acquisition of shares of voting capital stock by BeiGene, Ltd. reducing the number of shares outstanding, provided that if a Change of Control would occur (but for the operating of this sentence) as a result of the acquisition of shares of voting capital stock by the BeiGene, Ltd., and after such share acquisition, the Subject Person becomes the owner of any additional shares of voting capital stock that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding shares of voting capital stock owned by such Subject Person over the designated percentage threshold, then a Change of Control shall be deemed to occur.

(c)"Good Reason" shall mean, without Employee's consent, (i) a substantial diminution in Employee's material duties or responsibilities, (ii) a material reduction in Base Salary or Annual Bonus opportunity (other than pursuant to an across-the-board reduction applicable to all similarly situated executives), or (iii) a material breach of a provision of this Agreement by the Company (other than a provision that is covered by clause (i) or (ii) above). Employee acknowledges and agrees that Employee's exclusive remedy in the event of any breach of this Agreement shall be to assert Good Reason. Notwithstanding the foregoing, in the event that the Company reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend Employee from performing Employee's duties hereunder, and in no event shall any such suspension constitute an event pursuant to which .Employee may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company's obligations under this Agreement during such period of suspension.

(d)"Company Group" shall mean (1) the Company, (2) its parent, BeiGene, Ltd., and (3) any direct or indirect subsidiaries, divisions or affiliates of the Company or the Company' s parent.

Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary -

(a)This Agreement is intended to comply with the requirements of Section 409A of the Co de and its corresponding regulations (" Section 409A"), and shall in all respects be administered in accordance with Section 409A. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an applicable exemption. Severance benefits provided under this Agreement are intended to be exempt from Section 409A under the "separation pay exception" to the maximum extent applicable. Further, any payments that qualify for the "short term deferral" exception or another exception under Section 409A shall be paid under the applicable exception. Each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(b)Any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee's employment shall be delayed for such period of time as may be necessary to meet the requirements of Section

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409A(a)(2)(B)(i) of the Code (the "Delay Period"). On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(c)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoeve r shall the Company or any Member of the Company Group be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Benefits Eligibility. You will be eligible to participate in the Company's group benefit plans and programs in accordance with the terms and conditions of the plans and on the same terms and conditions as Company employees of similar rank and tenure. Benefits are subject to change or may be discontinued consistent with changes in the Company's policies or employee benefit program terms.

Confidentiality Agreement. You will be required to sign the BeiGene Confidentiality, Non-Interference and Invention Assignment Agreement (the "Confidentiality Agreement") on your first day as a condition of your employment with the Company. You acknowledge that the Confidentiality Agreement shall remain in full force and effect regardless of any change in your position, compensation or any other term and conditions of your employment with the Company.

Your Certifications to the Company.

a.As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company. You further certify that your signing this letter of employment does not violate any order, judgment or injunction applicable to you or conflict with or breach any agreement to which you are a party or by which you are bound. If you are subject to any such agreement or order, please forward it to the Company, along with a copy of this letter.

b.Additionally, as a condition of your employment, you certify that you will not divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. By accepting employment with the Company, you affirm that you have not divulged or used any such information for the benefit of the Company and have not and will not misappropriate any such information from any former employer.

c.As a condition of your employment, you also certify that all facts you have presented to the Company are accurate and true. This includes, but is not limited to, all oral and written statements you have made (including those pe1taining to your education, training, qualifications, licensing and prior work experience) on any job application, resume or c. v., or in any interview or discussion with the Company.

Authorization to Work. Moreover, please bring with you on your first day of employment for purposes of completing the I-9 form sufficient documentation to demonstrate your eligibility to work in the United States. This verification must occur by the third day of your employment.

Employment At-Will. The above tem1s are not contractual. They are a summary of our initial employment relationship and are subject to later modification by the Company, except for the Company' s at-will policy and the "Severance Terms" (including applicable defined terms set forth in the Definitions section) which are contractual and cannot

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be modified. The Company has found that an at-will relationship is in the best interests of both the Company and its employees. As an at-will employee, either you or the Company can terminate your employment at any time and for any reason or no reason, with or without prior notice.

Notice of Termination. The Company requests that you provide at least two (2) weeks' prior notice of your intention to resign from employment. In tum, the Company will endeavor to provide you with two (2) weeks' prior notice of termination, unless the circumstances of the termination require less notice.

The details of this offer are to remain strictly confidential. We ask that you do not discuss the details of this offer with anyone outside of your immediate family and your legal counsel.

Julia, we look forward to having you join BeiGene as a full-time employee. We trust that you will continue to be a very valuable contributor to our team going forward. This offer will expire five business days from the date of this offer. This offer is contingent upon successful completion of reference and background checks.

Sincerely,

/s/ HOWARD LIANG
Howard Liang
Chief Financial & Strategy Officer

Please countersign:

I have read, understand and accept this offer of at will employment with BeiGene USA, Inc.

Signature: /s/ JULIA WANG                    Date: May 30, 2020
Julia Wang
Proposed Start Date: June 8, 2020
Enclosure:    Benefits Summary